EXHIBIT 4.7

FORM OF

SCRIPPS NETWORKS INTERACTIVE, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Non-Employee Directors)

Summary of Stock Option Grant

Scripps Networks Interactive, Inc. (the “Company”), grants to the Grantee named below, in accordance with the terms of the Scripps Networks Interactive, Inc. 2015 Long-Term Incentive Plan (the “Plan”) and this Nonqualified Stock Option Agreement (the “Agreement”), a Nonqualified Stock Option to purchase the number of Class A Common Shares (“Shares”) of the Company set forth below:

Name of Grantee:	[●]

Number of Shares:	[●]

Date of Grant:	[●]

Terms of Agreement

1. The Company hereby grants to the Grantee, on the Date of Grant set forth above, a Nonqualified Stock Option (the “Option”) to purchase the Number of Shares set forth above. The Option is subject to the terms and conditions of the Plan and this Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein).

2. Unless and until terminated or forfeited as provided herein or in the Plan, the Option shall become exercisable from [●] until its expiration date on [●], during which period the Grantee may exercise all or part of the Option provided that each exercise is for at least 50 Shares (the “Minimum Exercise”).

3. The exercise price of the Option shall be $            per Share, the Fair Market Value on the Date of Grant.

4. The Option shall expire at midnight on [●], unless sooner terminated, forfeited or modified under a provision of this Agreement or the Plan. The Option is subject to the forfeiture provisions set forth in Section 21 of the Plan in the event of Detrimental Activity (as defined below) by the Grantee. For purposes of this Agreement, Detrimental Activity shall mean activity that results in termination of the Grantee’s service as a Director for cause, as determined by the Board in its sole discretion.

5. To the extent that the Option becomes exercisable in accordance with Section 2, and subject to the Minimum Exercise, it may be exercised in whole or in part by delivering to the Company or the Company’s representative written notice of exercise specifying the number of

Shares to be purchased, together with payment of the Exercise Price. The Exercise Price is payable: (a) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company; (b) by delivery of previously acquired Shares that are not restricted, which will be valued at their Fair Market Value on the exercise date; (c) by a cashless broker-assisted exercise that complies with all Applicable Laws; or (d) by a combination of the foregoing methods.

6. The Company shall, upon exercise of the Option pursuant to Section 5, issue or cause to be issued to the Grantee (or the Grantee’s executor or administrator or other person entitled thereto), a stock certificate for the number of Shares purchased thereby and/or to any broker acting on behalf of the Grantee a stock certificate for the number of Shares sold by such broker for the Grantee. As an alternative to the Company issuing a stock certificate, the Company may choose to have Shares registered through an uncertificated share registration system.

7. The Company may require, as a condition of the exercise of the Option, that the Grantee sign such further documents as it reasonably determines to be necessary or appropriate to assure compliance with Company policy and/or with federal and applicable state securities laws.

8. The terms and conditions contained in the Plan, as it may be amended from time to time hereafter are incorporated into and made a part of this Agreement by reference, as if the same were set forth herein in full and all provisions of the Option are made subject to any and all terms of the Plan, as so amended. In the event there is any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. This Agreement (including the related Acceptance of Award located on the Plan administrator’s website, which is fully incorporated herein) and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto.

9. Each capitalized term used, but not defined herein, shall have the meaning assigned to it in the Plan.

10. Subject to the terms of the Plan, the Committee may modify this Agreement. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on behalf of its duly authorized officer as of the Date of Grant.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	Kenneth W. Lowe
Its:	Chairman, President and Chief Executive Officer